Execution Version

Purchase And Sale Agreement

BY AND BETWEEN

MAXIM TEP LIMITED

MAXIM TEP, INC.

AND

UPSTREAM CAPITAL PARTNERS II LIMITED

DATED APRIL 3, 2008

TABLE OF CONTENTS

ANNEX AND EXHIBITS

ANNEX I	Glossary of Defined Terms
EXHIBIT A	Leases and Wells
EXHIBIT B	Title Curative Matters
EXHIBIT C	Mutual Release
EXHIBIT D	Assignment, Bill of Sale and Conveyance
EXHIBIT E	Buyer's Officer Certificate
EXHIBIT F	Maxim UK's Officer Certificate
EXHIBIT G	Seller's Officer Certificate
EXHIBIT H	Affidavit of Non Foreign Status

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), dated as of April 3, 2008, is by and among Maxim TEP Limited, a private limited company formed under the laws of the United Kingdom ("Maxim UK"), Maxim TEP, Inc., a Texas corporation ("Seller"), and Upstream Capital Partners II Limited, a limited company formed under the laws of Cyprus ("Buyer"). Maxim UK, Seller and Buyer may be referred to individually as a "Party" or collectively as the "Parties."

RECITALS

A. Seller owns certain interests in certain oil and gas properties located in the South Belridge Field, Kern County, California, as more particularly described in Section 1.2 below.

B. Buyer desires to purchase and Seller desires to sell to Buyer all of Seller's interest in the South Belridge Field pursuant to the terms of this Agreement. The transactions provided for by this Agreement may be referred to as the "Transaction."

C. Buyer (through its ownership interest in Orchard Petroleum, Inc., a California corporation ("Orchard")) owns interests in the same South Belridge Field oil and gas properties as Seller. These properties are subject to a Joint Operating Agreement dated June 30, 2006 between Seller and Orchard (the "JOA") and a Joint Participation Agreement dated June 30, 2006 between Seller and Orchard (the "JPA").

D. To accomplish the foregoing, the Parties are entering into this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the Assets as set forth below, all pursuant to the terms and conditions of this Agreement.

1.2 The Assets. As used herein, the term "Assets" refers to all of Seller's right, title and interest in and to the following, excluding however the Excluded Assets:

A. The oil, gas and mineral leases, easements, rights-of-way and other agreements specifically described on Exhibit A (the "Leases") and the estates created thereby, the lands described in either Exhibit A or in the Leases (the "Lands;" the term "Lands" as used herein includes the lands described on Exhibit A and all lands described in or covered by the Leases whether or not such lands are described on Exhibit A) and the oil, gas and other

hydrocarbons ("Hydrocarbons") attributable to the Leases or the Lands, including all oil, gas and other mineral leases, leasehold estates and interests, all mineral, royalty, overriding royalty, production payment, reversionary, net profit, contractual leasehold and other similar rights, estates and interests in the Leases or the Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized lands and leases by virtue of the Lands or the Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such lands or leases;

B. The wells specifically described in Exhibit A (the "Wells"), together with all other oil and gas wells and all water, injection and disposal wells on the Lands or on lands pooled, communitized or unitized therewith, and all personal property (including all vehicles, pulling units, frac tanks, pumps, workover rigs, tools, tubing, piping and meters), equipment, fixtures and improvements (including all field offices and pipe and other equipment yards), permits, water discharge permits, rights-of-way, licenses and easements located on the Lands or on lands pooled, communitized or unitized therewith or used in connection with the production, gathering, treatment, processing, storing, transportation, marketing, sale or disposal of Hydrocarbons or water produced from the properties and interests described above;

C. All unitization, pooling and communitization agreements, declarations and orders, and the units created thereby, operating agreements, unit operating agreements, farm-out agreements, participation agreements and similar agreements relating to the properties and interests described above, and to the production of Hydrocarbons, if any, attributable to such properties and interests, including the JOA and JPA;

D. All existing and effective production, sales, marketing, purchase, exchange, gathering, transportation, treatment, processing, storing and service agreements and other contracts, agreements and instruments that relate, and only insofar as they relate, to the properties and interests described above;

E. All claims against third parties, insurance proceeds and other rights, privileges, benefits and powers, tangible and intangible, relating to or affecting any Asset and pertaining to any time on or after the Effective Time.

F. All seismic, geophysical, geological and other data and all licenses therefor and all analyses, interpretations, compilations and evaluations thereof relating to the properties and interests described above, subject to any third party contractual restrictions on assignment or transfer;

G. All computer hardware and software used to manage the Assets and the operation of the Assets; and

H. All files, records and data relating to the properties and interests described above maintained by Seller, but excluding (i) Seller's company files and tax related records to the extent not relevant to the Assets, and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer (the "Records").

1.3 Excluded Assets. Seller is selling all of its interest in the Assets, but is not selling and is retaining all of its interest in and to the Excluded Assets. As used herein, the term "Excluded Assets" refers to all of Seller's right, title and interest in and to the following:

A. All company records and files, including tax related records, to the extent not directly related to the Assets; and

B. All insurance policies to which Seller is a party.

1.4 Effective Time. The purchase and sale of the Assets shall be effective as of the Closing Date (as defined in Section 10.1 below) at 12:01 a.m. local time at the location of the Assets (the "Effective Time").

35,781,654
7,188 x 9 days = 64,692
wire 35,846,346

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be USD 35,781,654 plus interest in the amount of USD 7,188 per day for each day between April 15, 2008 and the Closing Date (the "Purchase Price"), payable in cash at Closing as provided in Article 9 below. The consideration to Maxim UK (in addition to the payment of the Purchase Price) and to Seller for entering into and performing its obligations under this Agreement is set forth in a separate agreement between Seller and Maxim UK.

2.2 Property Expenses and Revenues.

A. Apportionment. Buyer and Seller agree that all revenues, costs and expenses (both operating and capital) related to the Assets, including Property Expenses, will not be apportioned between Buyer and Seller as of the Effective Time and no adjustments to the Purchase Price will be made with regard thereto. Accordingly, except for (i) production revenues realized from the Assets and actually received by Seller prior to the Closing and (ii) Property Expenses attributable to the Assets actually paid by Seller prior to the Closing, after the Closing Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time both before and after the Effective Time, and Buyer shall be liable for the payment of all Property Expenses attributable to the Assets for the period of time both before and after the Effective Time.

B. Property Expenses. The term "Property Expenses" shall mean all capital expenses, joint interest billings, lease operating expenses, Taxes (as defined in Section 2.2-C. below), drilling expenses, workover expenses, and geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

C. Taxes. The term "Taxes" shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

ARTICLE 3
MAXIM UK'S REPRESENTATIONS

Maxim UK represents and warrants, as of the execution of this Agreement and as of the Closing, as follows:

3.1 Corporate Representations.

A. Maxim UK is a privately formed limited company, duly organized, validly existing and in good standing under the Laws of the United Kingdom.

B. Maxim UK has all requisite company power and authority to execute, deliver, and perform this Agreement and each other document executed or to be executed by it in connection with the Transaction. The execution, delivery, and performance by Maxim UK of this Agreement and each other document executed or to be executed by Maxim UK in connection with the Transaction have been duly authorized by all necessary corporate or company action of Maxim UK.

C. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of the governing documents of Maxim UK, or any provision of any statute, rule or regulation applicable to Maxim UK or any lease, contract, agreement, instrument or obligation to which Maxim UK is a party or by which Maxim UK is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Maxim UK.

3.2 Authorization and Enforceability. This Agreement and each other document executed by Maxim UK in connection with the Transaction constitutes Maxim UK's legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3 Liability for Brokers' Fees. Maxim UK has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

3.4 No Bankruptcy. There are no bankruptcy proceedings pending or, to the knowledge of Maxim UK, contemplated or threatened against Maxim UK.

3.5 Litigation. There is no action, suit, ongoing governmental investigation, written governmental inquiry or proceeding pending or, to the knowledge of Maxim UK, threatened against Maxim UK, in any court or by or before any tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any federal, tribal, state, county, city or other political subdivision ("Governmental or Regulatory Authority") that would affect Maxim UK's ability to execute and deliver this Agreement or to perform its obligations hereunder.

3.6 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental or Regulatory Authority outstanding against Maxim UK.

ARTICLE 4
SELLER REPRESENTATIONS

Maxim U.S. represents and warrants, as of the execution of this Agreement and as of the Closing, as follows:

4.1 Corporate Representations.

A. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and is qualified to conduct business in the State of California.

B. Seller has all requisite corporate power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by it in connection with the Transaction. The execution, delivery, and performance by Seller of this Agreement and each other document executed or to be executed by Seller in connection with the Transaction have been duly authorized by all necessary corporate or company action of Seller.

C. The execution and delivery of this Agreement does not (i) to Seller's Knowledge, create a lien or encumbrance on any Asset that will remain in existence after the Closing, (ii) violate or conflict with any provision of the governing documents of Seller, or any provision of any statute, rule or regulation applicable to Seller or any Assets or any lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or any of the Assets are bound, or (iii) violate or conflict with any judgment, decree or order applicable to Seller or any of the Assets.

4.2 Authorization and Enforceability. This Agreement and each other document executed by Seller in connection with the Transaction constitutes Seller's legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3 Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

4.4 No Bankruptcy. There are no bankruptcy proceedings pending or, to Seller's Knowledge, contemplated or threatened against Seller.

4.5 Litigation. Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There is no action, suit, ongoing governmental investigation, written governmental inquiry or proceeding pending against Seller or, to Seller's Knowledge, threatened against Seller or pending or threatened against any of the Assets, in any court or by or before Governmental or Regulatory Authority that relates to any of the Assets, or that would affect Seller's ability to execute and deliver this Agreement or to perform its obligations hereunder.

4.6 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental or Regulatory Authority outstanding against Seller or, to Seller's Knowledge, against the Assets.

4.7 Compliance with Law. Seller has not received a written notice of a material violation of any of the statutes, laws, ordinances, regulations, permits, rules or orders of any Governmental or Regulatory Authority ("Laws") applicable to the Assets or the operation thereof, which remains uncured.

4.8 Title. Except for liens and security interests granted to Maxim UK and the title curative matters to be cured by Closing, as set forth in Exhibit B, Seller has not granted, conveyed, assigned or otherwise transferred to any party other than Maxim UK any interest in the Assets that would cause Seller to have less than the same right and title to the Assets that Orchard transferred to Seller pursuant to the JOA and JPA.

4.9 Material Agreements. Other than the JOA and the JPA (the "Material Agreements") and the Leases, to Seller's Knowledge, there are no other material agreements applicable to the Assets.

As used in this Article 4, the term "Seller's Knowledge" means that Seller will be deemed to have knowledge of a particular fact or other matter(s) if any of Seller's officers or directors have actual knowledge with respect to the fact or matter(s) at hand.

ARTICLE 5
BUYER'S REPRESENTATIONS

Buyer represents and warrants as of the execution of this Agreement and as of the Closing, as follows:

5.1 Corporate Representations.

A. Buyer is a limited company duly formed, validly existing and in good standing under the Laws of Cyprus.

B. Buyer has all requisite company power and authority to own the Assets after the Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by it in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed or to be executed by Buyer in connection with the Transaction have been duly authorized by all necessary company action of Buyer.

C. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of the governing documents of Buyer, or any provision of any statute, rule or regulation applicable to Buyer or any lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Buyer.

5.2 Authorization and Enforceability. This Agreement and each other document executed by Buyer in connection with the Transaction constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 Liability for Brokers' Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Maxim UK shall have any responsibility whatsoever.

5.4 Litigation. There is no action, suit, ongoing governmental investigation, written governmental inquiry or proceeding pending or, to Buyer's knowledge, threatened against it, in any court or by or before any Governmental or Regulatory Authority that would affect Buyer's ability to execute and deliver this Agreement or perform its obligations hereunder.

5.5 Securities Laws. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be "securities" under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer's own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities Laws.

5.6 Buyer's Evaluation.

A. Asset Value. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Except for the representations and warranties of Seller and Maxim UK contained in this Agreement and the other documents to be executed and delivered by Seller and Maxim UK at or prior to the Closing, Buyer acknowledges and agrees that, except as otherwise expressly set forth herein, Seller and Maxim UK have not made any representations or warranties, express or implied, written or oral, with respect to (i) any estimate as to the value of the Assets, estimates or any projections as to reserves or events that could or could not occur, future operating expenses, future workover expenses and future cash flow, or (ii) any other matter except as expressly set forth herein.

B. Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the other documents to be executed and delivered by Seller and Maxim UK at or prior to the Closing and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction including its estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets, and the future operation, maintenance and development costs associated with the Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets.

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

A. Notification of Claims. Seller shall promptly notify Buyer of the commencement of any suit, action, proceeding or governmental investigation, or the receipt by such Party of a written governmental inquiry, in any court or by or before any Governmental or Regulatory Authority that relates to the Assets or that could reasonably be expected to result in impairment or loss of Seller's title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases, in each case arising or threatened in writing prior to the Closing.

B. Representations and Conditions. Seller shall cause all of the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use its reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

C. Notice. Seller shall promptly notify Buyer (i) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

6.2 Cure Period for Breach. If any Party believes another Party has breached any provision of this Agreement, the Party who believes the breach has occurred shall give written notice to the other Party alleged to have breached, and to all other Parties of the nature of the breach and give such other Party at least 2 business days to cure. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties' obligations at the Closing and shall not operate to delay the Closing.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.1 Maxim UK's Conditions Precedent. The obligations of Maxim UK at the Closing are subject to the satisfaction or waiver by Maxim UK at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Buyer contained in this Agreement and any other document to be executed and delivered by Buyer at or prior to the Closing are true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were made at and as of the Closing. For the purpose of this Section 7.1 only, the knowledge qualifier contained in any Buyer representation or warranty shall be disregarded;

B. Buyer shall have performed and satisfied all covenants and agreements required by this Agreement and any other document to be executed and delivered by Buyer at or prior to the Closing to be performed and satisfied by Buyer at or prior to the Closing in all material respects; and

C. No order shall have been entered by any court or Governmental or Regulatory Authority having jurisdiction over any of the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the Closing.

D. Each of Orchard, Esk Limited, a private limited company formed under the laws of the British Virgin Islands ("Esk") and Seller, duly executing and delivering to Maxim UK a Mutual Release in the form attached hereto as Exhibit C (the "Mutual Release") at or prior to the Closing.

E. All conditions to Closing set forth in Section 5 of the Transfer Agreement, dated as of even date herewith, between Maxim UK, Seller and Seller's subsidiaries, have been satisfied.

7.2 Buyer's Conditions Precedent. The obligations of Buyer at the Closing are subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Seller and Maxim UK contained in this Agreement and any other document to be executed and delivered by Seller and Maxim UK at or prior to the Closing are true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were made at and as of the Closing. For the purposes of this Section 7.2 only, the knowledge qualifier contained in any Seller or Maxim UK representation or warranty shall be disregarded;

B. Seller and Maxim UK shall have performed and satisfied all covenants and agreements required by this Agreement and any other document to be executed and delivered by such Party at or prior to the Closing to be performed and satisfied by such Party at or prior to the Closing in all material respects;

C. No order shall have been entered by any court or Governmental or Regulatory Authority having jurisdiction over any of the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the Closing;

D. No circumstance, change or event shall have occurred which, with respect to the Assets taken as a whole (each a "Material Adverse Effect") (i) has had, or could reasonably be expected to have, a material adverse effect on the Assets taken as a whole or the obligations or results of operations therefrom, (ii) impairs the ability of a Party to complete the Transaction or to perform its obligations hereunder, or (iii) would materially and adversely impact Buyer's ability to receive the benefits of the Assets in substantially the same manner as operated as of the date of this Agreement; provided, however, that "Material Adverse Effect" shall not include any of the foregoing to the extent resulting from or arising in connection with (a) changes or conditions affecting the oil and natural gas exploration and production industry generally (including changes in world, national or regional market prices for oil, gas, condensate,

natural gas liquids or electricity, or any suspension of or limitations in world, national or regional markets for these commodities), (b) changes in economic, regulatory or political conditions generally, (c) changes in applicable Laws, or (d) depletion of oil, condensate or natural gas reserves in the ordinary course of business consistent with past custom and practice; and

E. All consents of lessors under the Leases, other than Routine Consents, and of any other third parties under any other agreements related to the Assets that are required for the transfer of the Assets from Seller to Buyer shall have been obtained.

F. The results of Buyer's due diligence investigation of the Assets and the title of Seller to the Assets shall be satisfactory to Buyer in its sole discretion. In addition, the title curative actions described on Exhibit B shall have been completed by Seller in a manner satisfactory to Buyer in its sole discretion.

G. Each of Seller, Orchard, Esk and Maxim UK, duly executing and delivering to Buyer the Mutual Release at or prior to the Closing.

7.3 Seller's Condition Precedent. The obligations of Seller at the Closing are subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Buyer and Maxim UK contained in this Agreement and any other document to be executed and delivered by Buyer and Maxim UK at or prior to the Closing are true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were made at an as of the Closing. For the purposes of this Section 7.3 only, the knowledge qualifier contained in any Buyer or Maxim UK representation or warranty shall be disregarded;

B. Buyer and Maxim UK shall have performed and satisfied all covenants and agreements required by this Agreement and any other document to be executed and delivered by such Party at or prior to the Closing to be performed and satisfied by such Party at or prior to the Closing in all material respects;

C. No order shall have been entered by any court or governmental or Regulatory Authority having jurisdiction over any of the Parties or the subject matter of this Agreement that restraines or prohibits the Transaction and that remains in effect at the Closing; and

D. Each of Orchard, Esk and Maxim UK, duly executing and delivering to Seller the Mutual Release at or prior to the Closing.

ARTICLE 8
RIGHT OF TERMINATION AND ABANDONMENT

8.1 Termination. This Agreement may be terminated in accordance with the following provisions:

A. By Maxim UK if the conditions set forth in Section 7.1 are not satisfied through no fault of Maxim UK, or are not waived by Maxim UK, as of May 8, 2008;

B. By Buyer if the conditions set forth in Section 7.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of May 8, 2008;

C. By Seller if conditions set forth in Section 7.3 are not satisfied through no fault of Seller, or are not waived by Seller, as of May 8, 2008;

D. By Buyer if, through no fault of Buyer, the Closing has not occurred by June 15, 2008;

E. By Seller if, through no fault of Seller, the Closing has not occurred by June 15, 2008; and

F. By the mutual written agreement of Seller and Buyer.

The dates set forth in this Section 8.1 shall be extended by a number of days equal to the number of days, if any, by which the Closing Date is deferred.

8.2 Liabilities Upon Termination.

A. Buyer's Breach. If the Closing does not occur because Buyer wrongfully fails to tender performance at the Closing or otherwise breaches this Agreement prior to the Closing and does not cure such breach, and Maxim UK is not in breach of this Agreement and is willing and able to close, Maxim UK shall have any and all remedies, legal and equitable, that it may have for Buyer's wrongful failure to close.

B. Maxim UK's Breach. If the Closing does not occur because Maxim UK wrongfully fails to tender performance at the Closing or otherwise breaches this Agreement prior to the Closing and does not cure such breach, and Buyer is not in breach of this Agreement and is willing and able to close, Buyer may pursue specific performance, and in any event Buyer shall have all other remedies, legal and equitable available to it for Maxim UK's wrongful failure to close.

C. Seller's Breach. If the Closing does not occur because Seller wrongfully fails to tender performance at the Closing or otherwise breaches this Agreement prior to the Closing and does not cure such breach, and Buyer is not in breach of this Agreement and is willing and able to close, Buyer may pursue specific performance, and in any event Buyer shall have all other remedies, legal and equitable available to it for Seller's wrongful failure to close.

ARTICLE 9
CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions provided for by this Agreement (the "Closing") shall be held on April 25, 2008 (the "Target Closing Date"); provided, however, if all conditions to the Closing set forth in Article 7 have not been satisfied or waived by such date, the Closing shall occur within 3 business days after such conditions shall have been met or waived, subject to the rights of the Parties under Article 8. The date upon which the Closing actually occurs shall be referred to as the "Closing Date."

9.2 Place of Closing. The Closing shall be held at the offices of Seller in Houston, Texas, at 9:00 a.m. or at such other time and place as Buyer, Seller and Maxim UK may agree in writing.

9.3 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit D (the "Assignment") conveying the Assets to Buyer as of the Effective Time, which shall contain a warranty of title by Seller similar to that contained in Section 4.8.

B. Seller shall execute, acknowledge and deliver to Buyer an assignment on the required governmental forms, if any, necessary to convey the Assets to Buyer.

C. Maxim UK shall cause its affiliate, Maxim TEP PLC, and First American Title Company, as trustee, to execute and deliver to Buyer releases and UCC termination statements sufficient to release all liens and security interests held by Maxim UK that encumber the Assets, in form satisfactory to Buyer in its sole discretion.

D. Buyer shall deliver to Seller the Officer Certificate in form and substance as set forth in Exhibit E.

E. Maxim UK shall deliver to Buyer the Officer Certificate in form and substance as set forth in Exhibit F.

F. Seller shall deliver to Buyer the Officer Certificate in form and substance as set forth in Exhibit G.

G. Seller shall deliver to Buyer the Affidavit of Non Foreign Status in form and substance as set forth in Exhibit H.

H. Buyer shall deliver to Maxim UK the Purchase Price (which shall constitute partial payment of certain indebtedness of Seller to Maxim UK) and Esk will deliver to Maxim UK a payment of USD 300,000, each to be made by wire transfer of immediately

available funds pursuant to instructions delivered by Maxim UK to Buyer and Esk no less than 3 business days prior to the Closing.

I. Upon completion of the Closing as set forth in this Section 10.3, (i) Seller and Maxim UK shall be deemed to have waived and released all historic rights and/or claims of every kind and nature against Esk, Orchard and their affiliates with regard to the Assets, including the waiver of any and all legal actions or claims regarding the operation of the Assets by Orchard for periods before the Effective Time, and (ii) Esk and Orchard shall be deemed to have waived and released all historic rights and/or claims of every kind and nature against Seller and Maxim UK with regard to the Assets, except for interests in the oil and gas properties associated with the Assets obtained by Orchard and relinquished by Seller under the provisions of the JOA and JPA after November 1, 2006, which shall be evidenced by the execution and delivery of the Mutual Release, at or prior to Closing, by Orchard, Esk, Seller and Maxim UK.

J. Maxim UK and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 10
POST-CLOSING OBLIGATIONS

10.1 Records. Seller shall provide the Records to Buyer within 5 business days after the Closing. Seller may retain copies of the Records and Seller shall have the right at its expense to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of 3 years after the Closing, unless Buyer first gives Seller reasonable notice and an opportunity at its expense to copy the Records to be destroyed.

10.2 Further Assurances. From time to time after the Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other actions as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

10.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable Law, Seller shall calculate and remit any sales, use or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales, use, or similar taxes are due, Seller shall promptly forward such notice to Buyer.

ARTICLE 11
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

11.1 Buyer's Assumption of Liabilities and Obligations. Upon the Closing, and except for Retained Liabilities and subject to Section 11.4, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership, development, exploration, operation of the Assets or the production, transportation or

marketing of Hydrocarbons from the Assets for the period from and after the Effective Time unless specifically stated otherwise below, including, without limitation, (i) the Material Agreements, (ii) the obligation to plug and abandon all wells and reclaim all well sites located on the Lands regardless of when the obligations arose, (iii) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any other document to be executed and delivered by Buyer at or prior to the Closing, and (iv) obligations for Property Expenses related to the Assets for the period prior to the Effective Time assumed by Buyer pursuant to Section 2.2 (collectively, the "Assumed Liabilities").

11.2 Seller's Retention of Liabilities and Obligations. Upon the Closing and subject to Section 11.4, Seller shall retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations owing to or made by parties other than Orchard accruing or relating to (i) the Material Agreements prior to the Effective Time; and (ii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any other document to be executed and delivered by Seller at or prior to the Closing (collectively, the "Retained Liabilities"), provided that the Retained Liabilities shall not include any liabilities or claims against Seller that are released as against Seller by the other parties to the Mutual Release. For the purposes of this Section, the knowledge qualifier contained in any Seller representation and warranty shall be disregarded.

11.3 Maxim UK's Retention of Liabilities and Obligations. Upon the Closing and subject to Section 11.4, Maxim UK shall retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to any breach of any representation, warranty, covenant or agreement of Maxim UK contained in this Agreement or any other document to be executed and delivered by Maxim UK at or prior to Closing.

11.4 Indemnification. "Losses" shall mean all actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts, expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

After the Closing, the Parties shall indemnify each other as follows:

A. Maxim UK's Indemnification of Buyer. Maxim UK assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, save and hold harmless Buyer and its officers, directors, managers, employees and agents from and against all Losses arising from or in connection with any breach by Maxim UK of this Agreement or any other document to be executed and delivered by Maxim UK at or prior to the Closing.

B. Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, save and hold harmless Buyer and its officers, directors, managers, employees and agents from and against all Losses arising from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, and (iii) any breach by Seller of this Agreement or any other document to be executed and delivered by Seller at or prior to the Closing.

C. Buyer's Indemnification of Maxim UK and Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, save and hold harmless Maxim UK, Seller, their respective officers, directors, managers, employees, shareholders and agents from and against all Losses arising from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Maxim UK or Seller under this Agreement, and (iii) any breach by Buyer of this Agreement or any other document to be executed and delivered by Buyer at or prior to the Closing.

D. Release. Buyer shall be deemed to have released Maxim UK and Seller at the Closing from any Losses for which Buyer has agreed to indemnify Maxim UK and Seller hereunder, and Maxim UK and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Maxim UK or Seller has agreed to indemnify Buyer hereunder.

11.5 Procedure. The indemnifications contained in this Agreement shall be implemented as follows:

A. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

B. Claim Notice. The Party seeking indemnification under the terms of this Agreement (the "Indemnified Party") shall submit a written "Claim Notice" to the other Party (the "Indemnifying Party") which shall list the amount claimed by the Indemnified Party, and the basis for each such claim, and which shall be accompanied by supporting documentation. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 20 business days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C. Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a "Claim"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. The Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 30 business days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that any settlement of the Claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall provide at the expense of the Indemnifying Party all reasonable information and assistance that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other Party's indemnification applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such

defense within the time period provided above, the Indemnified Party may settle the Claim in its reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Claim or either Party's position with respect to such Claim.

11.6 No Insurance; Subrogation. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Buyer, Seller and Maxim UK hereby waive for themselves, their respective successors and assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer, Seller and Maxim UK shall obtain waiver of such subrogation from their respective insurers.

11.7 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Maxim UK may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 12
DISPUTE RESOLUTION

12.1 Dispute Resolution . The Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section 12.1 (each a "Dispute," and collectively "Disputes"). Notwithstanding the foregoing provisions of this Section 12.1, the Parties agree that any legal action for a preliminary injunction or other prejudgment relief will be resolved by the Arbitration Panel appointed in accordance with Subsection 12.1-B; *provided*, that, at any time before the Arbitration Panel has been appointed, any Dispute Party may seek a preliminary injunctive or other prejudgment relief from a court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a Party's ability to obtain meaningful relief pending the outcome of the arbitration proceeding under this Section 12.1. Any Party may bring an action in a court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Subsection 12.1-A is exhausted; provided, that to the fullest extent permitted by Law, each Party hereby waives and relinquishes any right to compel the resolution of any substantive issues regarding a Dispute in any court, or to request any other relief from the any other court except as specifically set forth in this Section 12.1. For purposes of this Section 12.1, Seller and Maxim UK shall each constitute one Party, and Buyer, Esk and Orchard shall constitute one Party.

A. Executive Mediation. In the event of any Dispute, upon written request of either Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Party in respect of such Dispute who is authorized to settle such Dispute. Such representatives shall promptly meet in a good faith effort to resolve such Dispute. If the representatives designated by the Parties pursuant to this Section 12.1 do not resolve such Dispute within 5 business days after such written request, such Dispute shall be exclusively and finally resolved by binding arbitration in accordance with the provisions and procedures set forth in Subsection 12.1-B.

B. Arbitration. The arbitration shall be administered by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In connection with any proceedings concerning the recognition or enforcement of the arbitral award, each Party consents to personal jurisdiction and venue in a court of competent jurisdiction in New York City, New York and waives any objection that it otherwise might have as to whether these courts are a sufficiently convenient forum.

1. The arbitration shall be conducted before a panel of 3 arbitrators, each of whom shall have at least 15 years of experience in the oil and gas industry and be neutral and independent of the Parties (the "Arbitration Panel"). Each of the Parties shall appoint an arbitrator. The third arbitrator shall be selected by the two arbitrators so appointed; provided, however, if the two arbitrators so appointed fail to select the third arbitrator within 20 business days after the date on which the last of such two arbitrators are appointed, then the third arbitrator shall be appointed by the AAA. The third arbitrator, regardless of how selected, shall chair the Arbitration Panel. Once the arbitrators are impaneled, if (i) an arbitrator withdraws after a challenge, (ii) an arbitrator dies, or (iii) an arbitrator otherwise resigns or is removed, then such arbitrator shall be replaced within 20 business days by the applicable party or arbitrators in accordance with this Subsection 12.1-B-1.

2. The place of arbitration shall be New York City, New York.

3. Unless the Arbitration Panel orders an earlier date, not less than 20 business days before the beginning of the evidentiary hearing, each Party shall submit to the other Party the documents that it intends to use in the arbitration and a list of the witnesses whom the Party intends to call at the hearing. Each Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing Party.

4. To the extent reasonably possible, the Arbitration Panel shall issue its final award within 60 business days after the date on which the third arbitrator is designated. The decision of the Arbitration Panel shall be final and binding. The award shall be in the form of written findings of fact and the conclusions of law upon which the decision is based. The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity that is not prohibited by, or inconsistent with, the terms and provisions of this Agreement. Each Party shall bear its own costs, expenses, and attorneys' fees incurred in connection with the arbitration. The arbitrators have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement as interpreted under the Laws of the State of California, without regard to any conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than such jurisdiction, including in each case any applicable statute of limitations. The Parties shall each be responsible for one-half of the arbitrators' fees.

5. To the maximum extent permitted by law under the applicable jurisdiction, any award made in the arbitration shall be enforceable against a Party in any court where such Party is domiciled or has assets, and for purposes of an action for recognition or enforcement of such award, each Party irrevocably waives any objection that it might have to personal jurisdiction in that court.

6. Notwithstanding the pendency of any arbitration, the obligations of the Parties under this Agreement shall remain in full force and effect; provided, however, that no Party shall be considered in default under this Agreement during the pendency of arbitration proceedings specifically relating to such default.

ARTICLE 13
MISCELLANEOUS

13.1 Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and the other documents to be executed and delivered by the Parties on or prior to the Closing or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

13.2 Notices. All notices, requests, consents and demands under this Agreement shall be in writing and delivered (i) personally, (ii) by registered or certified mail with postage prepaid, and return receipt requested, (iii) by nationally recognized commercial overnight courier service with charges prepaid, or (iv) by facsimile transmission, directed to the intended recipient as follows:

If to Maxim UK:

Maxim TEP Limited
c/o Wermuth Asset Management GmbH
Mainzer Landstrasse 47
60329 Franfurt am Main
Germany
Attention: Andreas Boesenberg
Telephone: 49 69 95 92 54 78
Fax: 49 69 95 92 54 79

with copy to:

Fulbright & Jaworski L.L.P.
1301 Mckinney, Suite 5100
Houston, Texas 77010
Attention: Joshua P. Agrons
Telephone: (713) 651-5151
Fax: (713) 651-5246

If to Seller:

Maxim TEP, Inc.
9400 Grogan's Mill Road, Suite 205
The Woodlands TX 77380
Attention: John A. Thomas, Vice President & General Counsel
Telephone: (281) 466-1530
Fax: (713) 296-6481

with a copy to:

Haynes and Boone, L.L.P.
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Bryce D. Linsenmayer
Telephone: (713) 547-2007
Fax: (713) 236-5540

If to Buyer:

Upstream Capital Partners II Limited
c/o Mercuria Energy Trading SA
4 Place du Molard
1204 Geneva, Switzerland
Attention: Franck Blais
Telephone: 44 22 594 7000
Fax: 44 22 594 7010

with a copy to:

Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS
Attention: Laurie McFadden & Nick Richards
Telephone: 44 20 7936 4000
Fax: 44 20 7832 7001

and with copy to:

Phillip R. Clark, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, CO 80203-4541
Telephone: (303) 861-7000
Fax: (303) 866-0200

A notice or other communication shall be deemed delivered and received on the earlier to occur of (i) its actual receipt, (ii) the fifth business day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first business day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a business day) or the next business day (if sent after 4:00 p.m. of such local time or sent on a day that is not a business day). Either Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

13.3 Amendments and Waivers. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

13.4 Assignment. This Agreement may not be assigned by Maxim UK or Seller. If Buyer assigns all or a portion of its rights and obligations under this Agreement, it shall remain responsible for all of its obligations under this Agreement, including its indemnity obligations.

13.5 Announcements. Maxim UK and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or the Transaction and, except as may be required by applicable Laws, neither Buyer nor Maxim UK shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The terms of this Section shall survive termination of this Agreement.

13.6 Counterparts and Execution. The Parties may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument. This Agreement shall become operative when each party has executed and delivered at least one counterpart. This agreement may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

13.7 Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of California.

13.8 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all written or oral negotiations and discussions, and prior agreements and understandings, relating to such subject matter. The Annex and each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

13.9 Knowledge. The "knowledge of a Party" shall mean for purposes of this Agreement the actual knowledge assuming due inquiry, at the time the assertion regarding knowledge is made, of the person having supervising management authority over the matters to which such knowledge pertains.

13.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

13.11 Survival. Maxim UK's representations set forth in Sections 3.1 through 3.7, Seller's representations set forth in Sections 4.1 through 4.7 and Buyer's representations set forth in Sections 5.1 through 5.6 shall survive the Closing Date without limitation as to time. The remaining representations and warranties set forth in this Agreement shall survive for a period of 18 months after the Closing Date. Nothing herein shall affect or terminate Seller's warranties of title set forth in the Assignment delivered by Seller at the Closing. Except for representations and warranties that survive without limitation as to time, a claim for a breach of a representation or warranty must be made on or before 18 months after the Closing Date. Delivery of the Assignment at the Closing will not constitute a merger of this Agreement with such assignment.

13.12 Limitation on Damages. The Parties shall not have any liability to each other for consequential, punitive or exemplary damages arising out of or related to a Party's acts or omissions.

13.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

13.14 References, Titles and Construction.

A. All references in this Agreement to the Preamble, Recitals, Exhibits, Schedules, Annex, Articles, Sections, Subsections, paragraphs, subparagraphs and other subdivisions refer to the Preamble, Recitals, Exhibits, Schedules, Annex, Articles, Sections, Subsections, paragraphs, subparagraphs and other subdivisions of this Agreement unless expressly provided otherwise. The phrases "this Section," "this Subsection" "this paragraph," "this subparagraph" and similar phrases refer only to the Sections, Subsections, paragraphs or subparagraphs hereof in which the phrase occurs.

B. Titles and headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

C. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

D. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

E. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this Subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

F. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

G. Reference to day or days shall be to calendar days unless otherwise noted. The term "business day" refers to any calendar day other than a Saturday, Sunday or legal holiday.

H. The word "or" is not intended to be exclusive and the word "includes" and its derivatives mean "includes, but is not limited to" and corresponding derivative expressions.

I. In the event an ambiguity or question of intent or interpretation under this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.

J. All references herein to "USD" or "dollars" shall refer to U.S. dollars.

[Remainder of page intentionally left blank.]

The Parties have executed this Agreement as of the date first above written.

MAXIM UK:

MAXIM TEP LIMITED

Date: 4/3/2-008

By: Michael H. Choi
Name: MICHAEL HYUK CHOI
Title: DIRECTOR

SELLER:

MAXIM TEP, INC.

Date: ______________

By: ______________
Name: ______________
Title: ______________

BUYER:

UPSTREAM CAPITAL PARTNERS II LIMITED

Date: ______________

BY: ______________
Name: ______________
Title: ______________

The Parties have executed this Agreement as of the date first above written.

MAXIM UK:

MAXIM TEP LIMITED Date: ____________________

By: ______________________________
Name: ______________________________
Title: ______________________________

SELLER:

MAXIM TEP, INC. Date: 4-3-2008

By: [signature]
Name: W. Marvin Watson
Title: President

BUYER:

UPSTREAM CAPITAL PARTNERS II LIMITED Date: ____________________

BY: ______________________________
Name: ______________________________
Title: ______________________________

The Parties have executed this Agreement as of the date first above written.

MAXIM UK:

MAXIM TEP LIMITED Date: ____________________

By: ______________________________
Name: ______________________________
Title: ______________________________

SELLER:

MAXIM TEP, INC. Date: ______________

By: ______________________________
Name: ______________________________
Title: ______________________________

BUYER:

UPSTREAM CAPITAL PARTNERS II LIMITED Date: April 3 2009

By: ______________________________
Name: ______________________________
Title: ______________________________

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